Exhibit 10.3

Proposal 4. Amendment and Reapproval of the Annual Incentive Plan

General

On November 19, 1997, the board unanimously approved the adoption of the company’s short-term incentive cash compensation program, which it has designated the Annual Incentive Plan, for selected officers and other key employees of the company and its subsidiaries, including the named executive officers. On May 17, 2000 and May 18, 2005, the Annual Incentive Plan was approved by the company’s stockholders with respect to its material terms which enabled the compensation paid to each of the named executive officers under the Annual Incentive Plan to qualify as “qualified performance-based compensation” eligible for exclusion from the deduction limits under Section 162(m) of the Internal Revenue Code (“Section 162(m)”). On March 17, 2010, the Compensation Committee, authorized and adopted, subject to stockholder approval, amendments to the Annual Incentive Plan and the Board of Directors approved the submission of the Annual Incentive Plan for approval by you. We are asking you to approve the Annual Incentive Plan including those Amendments.

The most significant of the proposed amendments to the Annual Incentive Plan is to increase the maximum bonus payment to any participant for any performance period to $5 million from $2.5 million.

The Plan has been designed to meet the requirements of Section 162(m) of the Internal Revenue Code regarding deductibility of certain executive compensation. Section 162(m) generally limits to $1 million the amount that a publicly held corporation is allowed to deduct each year for the compensation paid to each of the company’s Chief Executive Officer or any of the company’s three other executive officers, other than the Chief Executive Officer, whose compensation is required to be disclosed in this proxy statement by reason of their being among the most highly compensated officers for the taxable year and who are employed by us as of the end of the year. However, “qualified performance-based compensation” is not subject to the $1 million deduction limit. To qualify as qualified performance-based compensation, certain criteria must be satisfied and the material terms under which the compensation is to be paid, including the performance goals, must be disclosed to, and approved by a separate majority vote of, stockholders before the compensation is paid. If approved by the company’s stockholders, the Annual Incentive Plan will enable the Compensation Committee to continue to grant awards under the Annual Incentive Plan that will be exempt from the deduction limits of Section 162(m) of the Internal Revenue Code.

The material features of the Annual Incentive Plan are summarized below. The following summary of the Annual Incentive Plan is qualified in its entirety by reference to the full text of the Annual Incentive Plan, which is included as Appendix C to this Proxy Statement.

Description of the Annual Incentive Plan

Administration.  The Annual Incentive Plan will be administered by the Compensation Committee which currently consists of four directors, each of whom is (i) a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act, (ii) an “outside director” within the meaning of Section 162(m) and an independent director, as “independent” is defined under the rules of the New York Stock Exchange.

Subject to the express provisions of the Annual Incentive Plan, the Compensation Committee has the authority to select officers and other key employees of the company, and its subsidiaries, who will receive annual incentive awards and to determine all of the terms and conditions of each award. All annual incentive awards are subject to such provisions not inconsistent with the Annual Incentive Plan, as the Compensation Committee shall approve. The Compensation Committee also has authority to prescribe rules and regulations for administering the Annual Incentive Plan and to decide questions of interpretation or application of any provision of the Annual Incentive Plan. Except to the extent prohibited by law, the Compensation Committee may delegate in writing some or all of its power and authority to administer the Annual Incentive Plan to any person or persons.

Amendment.  The Compensation Committee may amend the Annual Incentive Plan at any time, subject to any requirement of stockholder approval required by applicable law, rule or regulation.

Annual Incentive Awards.  The Annual Incentive Plan provides for the grant of annual incentive awards. Each annual incentive award is a right, contingent upon the attainment of performance measures within a specified performance period, to receive payment in cash of a specified amount. The maximum amount that may be paid to any individual under any annual incentive award for any performance period shall not exceed $5 million. The terms relating to the satisfaction of performance measures in connection with an annual incentive award shall be determined by the Compensation Committee and communicated to the recipient of an annual incentive award at the time the award is granted. In order to be eligible to receive a bonus payment for a performance period, a participant must (i) be an employee of the company on the last day of the performance period, or have terminated employment during the performance period due to retirement, disability or death and (ii) have been employed by the company during at least six months of the performance period. A participant who is eligible to receive a bonus payment for a performance period, but who was not actively employed during the entire performance period, shall receive a prorated bonus payment determined in accordance with rules established by the Compensation Committee. An annual incentive award for a performance period is to be paid within two and one-half months after the end of the performance period.

Performance Goals.  Under the Annual Incentive Plan, the payment of annual incentive awards will be subject to the satisfaction of performance objectives established by the Compensation Committee. If the Compensation Committee desires that compensation payable pursuant to any award be “qualified performance-based compensation” within the meaning of Section 162(m), the applicable performance measures (i) will be established by the Committee no later than 90 days after the beginning of the performance period (or such other time designated by the Internal Revenue Service), (ii) will satisfy all other applicable requirements imposed under Treasury Regulations promulgated under Section 162(m), including the requirement that such performance measures be stated in terms of an objective formula or standard and (iii) will be based on one or more of the following business criteria, determined with respect to the performance of the company as a whole, or, where determined to be appropriate by the Committee, with respect to the performance of one or more divisions or groups within the company, or with respect to the performance of individual participants: net sales; pretax income before allocation of corporate overhead and bonus; budget; earnings per share; net income; return on stockholders’ equity; return on assets; return on capital employed; attainment of strategic and operational initiatives; appreciation in and/or maintenance of the price of the common stock or any other publicly traded securities of the company; market share; gross profits; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; economic value-added models; comparisons with various stock market indices; increase in number of customers and/or reductions in costs; total stockholder return (based on the change in the price of a share of the company’s common stock and dividends paid); operating income; and cash flows (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity and cash flow return on investment) for the applicable performance period.

Performance Periods.  A performance period consists of one fiscal year of the company.